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                                                                  EXHIBIT NO. 11
                                                                  --------------

                          THE PROGRESSIVE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (millions - except per share amounts)

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

Years Ended December 31,                             1998                           1997                           1996
                                         ---------------------------------------------------------------------------------------
                                                                Per                           Per                           Per
                                              Amount          Share          Amount         Share          Amount         Share
                                         ---------------------------------------------------------------------------------------
Basic:

Net income                                    $456.7                         $400.0                        $313.7

Less:  Preferred stock dividends                  --                             --                          (3.5)

       Excess Preferred Stock liquidation
        price over carrying value                 --                             --                          (2.9)
                                         ---------------------------------------------------------------------------------------
                                              $456.7          $6.30          $400.0         $5.56          $307.3         $4.29
                                         =======================================================================================
Average shares outstanding                      72.5                           72.0                          71.6
                                         ================               ================              =================


Diluted:

Net income                                    $456.7                         $400.0                        $313.7

Less:  Preferred stock dividends                  --                             --                          (3.5)
       Excess Preferred Stock liquidation
        price over carrying value                 --                             --                          (2.9)
                                         ---------------------------------------------------------------------------------------
                                              $456.7          $6.11          $400.0         $5.31          $307.3         $4.14
                                         =======================================================================================

Average shares outstanding                      72.5                           72.0                          71.6

Net effect of dilutive stock options             2.2                            3.3                           2.6
                                         ---------------------------------------------------------------------------------------
Total                                           74.7                           75.3                          74.2
                                         =======================================================================================

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